Exhibit 99.2

Company: TRANSENTERIX, INC.

Conference Title: Q4 2017 TransEnterix Inc. Earnings Call

Moderator: Mark Klausner

Date: March 6, 2018

PRESENTATION

Operator

Welcome to the TransEnterix’s Fourth Quarter and Fiscal Year 2017 Financial and Operating Results Conference Call.

As a reminder, this conference call is being webcast live and recorded.

It is now my pleasure to introduce your host, Mr. Mark Klausner of Westwicke Partners. Please go ahead, sir.

Mark Klausner – Westwicke Partners, LLC – Managing Partner

Good afternoon, and thank you for joining us for the TransEnterix’s Fourth Quarter and Full Year 2017 Conference Call. Joining us on today’s call is TransEnterix’s President and Chief Executive Officer, Todd Pope; and its Executive Vice President and Chief Financial Officer, Joe Slattery.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit the Events section in the IR section of our website, transenterix.com.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call are forward-looking statements covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business.

The Company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with TransEnterix business, I encourage you to review the Company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2017, which is expected to be filed in March 2018.

With that, it’s my pleasure to turn the call over to TransEnterix’s President and Chief Executive Officer, Todd Pope.

Todd Pope – TransEnterix, Inc. – CEO, President and Director

Thank you, Mark, and welcome to our fourth quarter and full year 2017 conference call. On today’s call, I will start by discussing our accomplishments during the past year, then turn the call over to Joe for a financial update. I’ll then provide an update on what lies ahead for 2018, including our key goals for the year, before opening the line up for questions.

At this time last year, we outlined our key goals for 2017, which were – continue to demonstrate clinical success across a growing number of specialties and procedures; continue to commercialize Senhance in geographies outside the United States; obtain 510(k) clearance for Senhance; and finally, prepare for the Senhance U.S. commercial launch. Through the diligence and hard work of everyone here at TransEnterix, we are able to achieve each of these 2017 goals, while at the same time putting ourselves into a strong position to execute in 2018 and beyond.

Let me provide you some additional color on our accomplishments for the year. One of our goals for 2017 was to continue to expand the clinical utilization of Senhance across a greater number of specialties and procedures. A key to driving commercial adoption is being able to demonstrate Senhance’s capabilities through an in-person case observation to prospective surgeons and hospital administrators.

At the beginning of 2017, we had two active clinical sites in one country with a limited number of surgeons utilizing the Senhance. By the end of the year, we had expanded to six active clinical sites with over 25 trained surgeons. By expanding our active base throughout the year, we made it easier for potential customers to observe live cases, a fact that led to a growth in the quality and the size of our commercial pipeline as the year progressed.

This expansion also resulted in a significant increase in the volume and breadth of cases performed during the year, as approximately 400 cases were performed across 30 different surgical procedures. The fact that we were able to quickly demonstrate the broad procedure applicability of the system in such a short time is unique to Senhance. This versatility is one of the attributes that surgeons like best about the system.

As a result of this broad utilization, we have collected a large, diverse set of human clinical data from high-quality hospitals. We will leverage this invaluable field experience to support our future growth, including in the U.S., where we have positioned ourselves well to pursue expanded indications during 2018, which I will discuss later in the call.

Another goal for 2017 was to commercialize Senhance in geographies outside the United States. We sold three Senhance systems outside the United States for which we recognized revenue during the year. We sold a fourth system to a Taiwanese hospital and will recognize the associated revenue when we obtain regulatory approval and begin clinical activity, which we expect later this year.

We started our sales efforts in earnest about a year ago in Europe. We hired a General Manager in the first quarter of 2017 and subsequently started building out direct capabilities in Germany, France and some of the Benelux countries. At the same time, we worked to sign on distributors in certain regions of Europe and in other key geographies outside of the continent.

This past year was a great learning experience for us, as we sought to build a foundational sales infrastructure that was both effective and efficient, while working through the challenges and nuances that existed in the wide variety of countries and regions into which we were seeking to enter. We have seen a recent acceleration in sales outside the U.S., including three sales in the last 90 days, and we feel good about the momentum we have generated as we look forward to 2018.

Another key goal for 2017 was to obtain Senhance FDA clearance. We obtained 510(k) clearance for Senhance in October of 2017. The 510(k) process is rigorous, particularly for robotics, which combines hardware, software, visualization and instrumentation into a system that’s being utilized to perform precise tasks in and around vessels and vital organs.

Our submission also included a substantial amount of clinical data, which we obtained from sites enabled under our CE Mark. This was an incredible achievement for the Company, having obtained clearance in six months and ahead of our expectations, and a milestone for the industry, as this clearance marked the first new entrant into surgical robotics in the abdominal space in nearly two decades.

Our final goal for 2017 was the development of a U.S. infrastructure to support the launch of Senhance. We began 2017 expecting FDA clearance close to the end of the year, and thus, were judicious in the first half of the year investing in commercial resources ahead of the clearance.

At the beginning of 2017, we had a market development team of five people. These resources were invaluable through the FDA testing. And this experience helped these early team members develop a strong knowledge of the platform in advance of the launch. As we began to realize that the submission could be obtained two to three months ahead of schedule, we ramped up our investment in the direct sales team, particularly in the third quarter. At the time of clearance in October, we had a team of nine, and we currently have a team of 17 – including 15 direct sales reps covering the majority of the 20 largest MSAs in the country.

Having spent a significant amount of my career building and managing sales teams, I’m pleased with the speed at which we were able to assemble this team and the quality of professionals we were able to recruit. Each week, these sales professionals host surgeons for evaluations through our mobile programs, as well as our customer experience programs conducted at the Florida Hospital Orlando campus and at our headquarters in Research Triangle Park, North Carolina. These efforts, in addition to our account targeting, training and positioning have resulted in a pipeline that is exactly where we had hoped it would be at this stage of commercialization.

Beyond the goals I just discussed, we also took two additional steps, which have positioned us well for 2018 and beyond. In mid-December, we announced an agreement with GBIL to advance the SurgiBot System toward global commercialization. As a reminder, in 2016, we made a strategic decision to prioritize our development efforts on Senhance, driving its commercial adoption in CE Mark countries and obtaining 510(k) clearance in the U.S. Although our focus was on Senhance, we continued to work to identify a strong partner with the manufacturing expertise and a commitment to invest in infrastructure and scale up activities to further the development of SurgiBot.

The transaction included both upfront cash, along with future royalties, and we maintain broad SurgiBot commercialization rights. This agreement was the culmination of years of effort. The agreement solely relates to the SurgiBot System and transfers ownership of these assets, while we retain the option to distribute or co-distribute the SurgiBot System outside of China. GBIL will have the system manufactured in China and obtain Chinese regulatory clearance from the Chinese Food and Drug Administration, while entering into a nationwide distribution agreement for the Chinese market with China National Scientific and Instruments and Materials Company (CSIMC). Being the largest medical device distribution company in China, CSIMC will help GBIL maximize the commercial potential of the SurgiBot System in this market and optimize post-sale services to Chinese hospitals.

This agreement provides the Company with proceeds of at least $29 million, of which $7.5 million was received in December. An additional $7.5 million is expected to be received by March 31, 2018. The remaining $14 million represents minimum royalties that will be paid out upon the successful completion of milestones.

Lastly, in 2017, we were able to solidify our balance sheet. The Senhance 510(k) clearance provided us with a catalyst to fortify our balance sheet during the fourth quarter of last year. With the proceeds from equity sales and the initial payment from the SurgiBot transaction, we were able to finish the year with approximately $97 million on the balance sheet, providing us with runway through 2019.

I’d now like to turn the call over to Joe for a financial review.

Joe Slattery - TransEnterix, Inc. – CFO, Principal Accounting Officer and EVP

Thanks, Todd. For the three months ended December 31, 2017, we reported revenue of $3.4 million, primarily related to the sale of two Senhance systems. R&D expenses in the quarter decreased to approximately $5.2 million as compared to the prior-year period at $7.5 million, primarily due to heavy investments in the prior-year period associated with preparation of the Senhance FDA submission.

Sales and marketing expenses in the quarter increased to $5.5 million from $3.6 million in the prior-year period primarily due to growth in our commercial efforts in Europe, as well as the buildout of our U.S. commercial team. General and administrative expenses in the quarter increased to approximately $3.6 million from approximately $2.9 million in the prior-year period, primarily due to increased investment to support the Company’s growth and costs related to the SurgiBot transaction.

GAAP net loss for the quarter was $76.2 million, or $0.40 per share, compared to a GAAP net loss of $14 million, or $0.12 per share, in the prior-year period. GAAP net loss includes noncash charges related to amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities and restructuring and other charges, which totaled $62 million in the quarter, compared to approximately $400,000 in the prior-year period.

Adjusted net loss for the quarter ended December 31, 2017 was $14.1 million, or $0.08 per share, compared to adjusted net loss of $13.6 million, or $0.12 per share, in the prior-year period after adjusting for these noncash charges.

In the fourth quarter of 2017, we received net proceeds from the issuance of common stock of over $75 million, received $7.5 million in upfront cash related to the SurgiBot agreement and used approximately $6.8 million to pay down contingent consideration related to the Senhance acquisition.

Moving on to the balance sheet, we finished the fourth quarter with cash of approximately $97.6 million, of which $6.4 million was restricted cash. We also expect to receive another $7.5 million from the SurgiBot agreement by the end of this month.

Todd?

Todd Pope

Thank you, Joe. Before walking you through our 2018 priorities, I would like to discuss an evolution in our positioning of Senhance within the context of surgical robotics.

The Senhance System builds on the foundation of laparoscopy and is powered by new robotics features like haptic feedback and eye tracking camera control, making the transition to robotically-assisted surgery easier for laparoscopic surgeons and more financially viable for hospitals.

Based on the feedback we have received from surgeons, we felt that the broad definition of “robotics” does not fully capture the value that Senhance brings to the market. We believe Senhance is ushering in a new era of minimally-invasive surgery, which we refer to as “Digital Laparoscopy.”

Recently, we launched a print media campaign that reinforces this Senhance positioning in General Surgery News and Becker’s Hospital Review, with a combined total circulation of 60,000, including 16,000 general surgeons and 20,000 hospital executives, and are working on integrating this positioning into a new website to be launched in the coming months.

With the Senhance, we are digitizing the laparoscopic interface between the surgeon and the patient, delivering the benefits of surgical robotics without requiring trade-offs in time, resources, familiarity of motion, surgeon preferences and per-procedure cost. We believe that digital laparoscopy enabled by Senhance uniquely positions us to help surgeons and hospitals confront the many challenges facing surgery today.

As we move into 2018, our focus is driving the commercial adoption of Senhance on a global scale. In order to achieve this, our key goals for 2018 are as follows: maximizing the effectiveness of our commercial sales infrastructure; expanding the portfolio of instruments available for use with Senhance; expanding the indications for use with Senhance; and continue to expand regulatory clearances in key geographies.

I’ll now walk through each one of these goals in a little more detail. As we become more geographically diverse in terms of personnel, partnerships, installed base and target markets, the way we think about geographic regions have evolved also. Going forward, to be more in line with how we manage the business, we will discuss our commercial and clinical activities within the context of three distinct regions: the Americas, which includes both North and South America; EMEA, Europe, the Middle East and Africa; and Asia Pacific.

In the Americas, having just recently received FDA clearance, we’re in the early days of building our pipeline. Now that we have assembled our team of direct sales reps, our top focus in the U.S. is to engage target surgeons and hospitals and allow them to interact with Senhance in person. We continue to believe that the capital of sales cycle in the U.S. will be four to six quarters and our pipeline is progressing nicely and is exactly where we would hope to it be at this point in our commercialization efforts.

In the EMEA region, we remain focused on being efficient with our commercial investments by utilizing a mix of direct reps and distributors throughout various geographies. We’ve undertaken a moderate shift in our distribution plans and intend to utilize more third-party resources via distributors. By shifting to a higher percentage of third-party sales resources, we are putting Senhance in the hands of distributors who are well-versed in the nuances of local culture, language, selling process and regulatory landscape. We will maintain our direct presence in high-value markets in the region and will grow the team size in line with the overall growth.

Lastly, in the Asia Pacific region, we will leverage our existing placements to help build a pipeline and opportunistically pursue deals. We view Asia Pacific as a significant opportunity for TransEnterix in the future, both due to the relative large population size as well as the fact that many countries in this region tend to be early adopters of medical technology, specifically robotics. As I will discuss shortly, we are pursuing a number of regulatory approvals in key countries, which will open these markets for future growth.

An additional goal for 2018 is the expansion of our portfolio. With the current instrument sets, we offer 45 instruments in CE Mark countries and 28 instruments in the U.S. While these offerings enable surgeons to perform a multitude of surgeries, there are several incremental opportunities that are attractive to both surgeons and patients.

The first of our three initiatives within portfolio expansion is the progression of our 3-millimeter instrument sets. Our open-architecture strategy allows us to quickly expand our offerings to take advantage of technology as acceptance grows. While most laparoscopic procedures are done today using 5-millimeter instruments, we are seeing increased use of 3-millimeter instruments as surgeons continue to push the boundaries of minimally-invasive surgery.

Surgeons typically do not need to close 3-millimeter incisions. As a result, these tiny incisions make for virtually scarless surgery. We currently have CE Mark clearance for 3-millimeter instruments. These have been favorably received by surgeons, and we have actually seen hospitals begin to market 3-millimeter Senhance surgery as “scarless surgical robotics.” We believe 3-millimeter will be an important platform expansion in the U.S., especially low in the pelvis, with GYN and hernia. We expect to file a 510(k) for our 3-millimeter instruments by mid-year and anticipate clearance by the end of 2018.

Our second portfolio expansion initiative is to offer an advanced energy instrument. We think advanced energy is important for many surgical procedures, particularly general surgery. We plan to launch our ultrasonic energy platform later this year in Europe. In the U.S., we will be submitting for 510(k) clearance by the end of the year.

Our last portfolio expansion initiative for 2018 is to launch 5-millimeter articulating instruments. We are excited about the launch of these instruments and anticipate receiving CE Mark and filing for 510(k) clearance by the end of 2018.

An additional goal for 2018 is broadening the total available market for Senhance through indication expansion. In February, we filed a 510(k) application to expand our indications to include inguinal hernia and gallbladder. These are two of the higher volume procedures with over 1.5 million procedures performed annually in the U.S.

Based on Senhance’s foundation in laparoscopy and favorable per-procedure economics, these procedures can now be done effectively and cost-efficiently utilizing Senhance. Making the system applicable to a broader range of high volume procedures will increase the number of surgeons for whom Senhance would be beneficial. We expect to receive clearance for hernia and gallbladder by mid-year 2018.

Our final goal for 2018 is obtaining additional regulatory clearances in key geographies. In the near term, those clearances are focused primarily in the Asia-Pacific region. The ones we are most actively pursuing are in the areas where we currently have made sales, but do not have regulatory approvals; Taiwan and Japan. We expect regulatory clearance in Taiwan in the fourth quarter of 2018. We are concurrently working to file in Japan and could achieve regulatory clearance as early as 2019. Combined, these represent a large market opportunity for Senhance and obtaining these regulatory clearances would significantly expand our ability to meaningfully penetrate these markets.

To conclude, we have spent the last two years working diligently to put ourselves in the position to take advantage of the large, global opportunity that exists for Senhance. We have key regulatory clearances behind us, a commercial infrastructure in place and capital to support our strategy going forward.

And with that, I would like to open up the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question comes from the line of Rick Wise, from Stifel. Your line is now open.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division – MD & Senior Equity Research Analyst

Good afternoon, Todd, Joe. Maybe just to start off with a general question: Todd, you said a couple times that the pipeline in the U.S. is exactly where you’d hoped, and clearly, you’re making progress generally on broad fronts. But, maybe specifically focusing on the U.S. for a minute, can you give us a little more detail about how the U.S. is tracking, matching your expectations? And maybe just give us a little more color on the pipeline itself – what is, I know you’re not going to say, “We have three systems,” but can you help us appreciate where are you at? And talk about surgeon and administration engagement levels and some of the early learning about how you’re selling and positioning Senhance for both existing and new robotics customers, if you understand where I’m getting at? Any detail or color would be helpful.

Todd Pope

Yeah, thanks for your question, Rick. We really are feeling great about where we are with the pipeline. Keep in mind, this first quarter is our first full quarter out in the U.S. with an approved robotic system, the Senhance, so we’re out talking to customers in each one of our 15 territories.

I think, as far as a little more color, we get asked a lot where we’re focused on. We’re certainly focused on IDNs that are looking to integrate a new robotic system like Senhance into their system. We’re focused on community-based hospitals. We certainly look to folks that have the high volumes of general and GYN surgeries, and we get a lot of interest from teaching hospitals.

I think the fact that Senhance is based on laparoscopic motion, some of these teaching hospitals are excited to be able to offer Senhance, not only to get up the speed with Senhance, but to continue to give them their numbers in repetition with laparoscopic cases. They look at that as one and the same.

And to your question, some of our customers or prospects that are moving through the pipeline have robotics, some have multiple robotics. So when you’re kind of known in your community as a destination for robotics, whether it’s for patients that are looking for robotics or they’re recruiting surgeons to go work there – they want to make sure they’re aware of the first robotic system, Senhance, in the last 20 years. So these hospitals that are known for robotics have been quite interested. And certainly, we have some of our pipeline that’s starting to mature –hospitals that have not elected to purchase a robot up to this time. They may be a smaller, more community-based. They really didn’t see the need for robotics as they had currently existed the last 20 years, but with Senhance, they see a lot of the trade-offs that could be removed with Senhance.

So that’s a little bit of a color on what we’re seeing in the pipeline. I think we have the advantage in the U.S. to be able to lean on what we’ve done in Europe. We’ve got a diverse case series in Europe across multiple countries and multiple specialties. So when we do engage with surgeons, we can give them some comfort on how the system is being used in a wide variety of procedures in Europe.

Rick Wise

On the instrument side, you’re highlighting the 3-millimeter instruments, that energy, the articulating device, to what extent is the absence of these products slowing you down or making people hesitate? Or, and how critical is it for you to have these approvals in hand before we can really see a more significant inflection in adoption?

Todd Pope

It’s a good question, Rick. Let’s take – you can’t talk about them en masse, you have to look at them individually. So with 3-millimeter, this is not holding us back, because the majority of robotic offerings up to this point have been 8-millimeter. That’s actually kept some laparoscopic or minimally-invasive surgeons a little away from moving over to robotics. So they’ve been excited about our 5-millimeter basic platform. Launching 3-millimeter is really taking advantage of one of the trends in laparoscopic surgery. So this is actually generating an incredible amount of interest and excitement for us, and we’re starting to get some good cases done over in Europe with 3-millimeter. Look forward to bringing it to the U.S.

As far as the other products, advanced energy and articulation, these are instruments that will always be welcomed as you build out your portfolio. But I got a question the other day at a conference of, it seems like we have a very diverse and broad, you know, clinical experience over in Europe, and I won’t mention all the cases, but as I mentioned, you know, we’ve already had a nice series of 30 different types of procedures.

If you think about those in buckets, Rick, we’re doing hernia repair, both inguinal and ventral. We do a lot of lap choles. We do Nissen fundoplication, stomach wrap for, you know, GERD. We’ve done appendectomies. We’ve done celiac artery compression or Dunbar syndrome cases, which are pretty complex. We’ve done total duodenopancreatectomy, which is for tumors in the head of the pancreas. We’ve done bariatric procedures – sleeve gastrectomies, which is one of the fastest-growing procedures in the world. We’ve done a whole litany of bowel resections, right, left, total. We’ve done rectal disease with lower anterior resections, radical hysterectomy with pelvic lymphadenectomy.

I could go on and on, but what I’m telling you is the system as it is today is having a lot of success in both basic and complex cases, is not holding us back. We think as we add products, it will continue to bring more people into the fold of interest, but we have a lot of success with our current platform and feel great about our opportunities as the product sits today.

Rick Wise

Last for me for the moment – I know that guidance is challenging, a lot of moving pieces, timing uncertain. But again, I feel like it’s also just as clear that the Senhance, you continue to build value in the system and the pipeline is full, suggesting a lot more value to be added going forward. You’re highlighting a lot of the excellent capabilities today, clearly more coming. A couple thoughts: Would you be disappointed, just in terms of framing 2018, would you be disappointed if you didn’t see, at a minimum, quarterly system sales in ’18 that weren’t at least similar to what we saw in fourth quarter? And you know, again, at a minimum two a quarter from whatever geography. And, just given the comment about four to six quarters to sell and with all these good things happening in terms of enhancing Senhance, you know, couldn’t we see some acceleration from that level, as you got to the fourth quarter of the year? And yes, I’m looking for some guidance.

Todd Pope

Yes, that was a cleverly crafted question, Rick, and I think it’s a good question. Currently, we’re not providing specific guidance, but I think we want to continue to provide color on key geographies as we continue to mature. We mentioned in the call that we’d hired a General Manager just about 13 months ago, in the first quarter of last year. And I think, as you see with some of our, you know, acceleration in activity and sales that we’re starting to get some momentum over in Europe, four quarters into his tenure, and I think we’ll see that continuing. I think we’re set up for a good year in Europe.

In the US, it is early. We do think from all of our history in this market that four to six quarters is a fair number for timeline. But, you know, we do have some people that are quite interested, I think, we will get some sales that don’t take the traditional four to six quarters. We will, but I think, as we go quarter-to-quarter, we build a little more consistency in the time frame of letting these people work through the pipeline. We’ll have a better and better idea of how to give you color.

I think, each quarterly call, we’re going to be working through more and more folks. We are bringing just about daily people in our pipeline either down to Florida or here to Research Triangle Park, our headquarters, in North Carolina. You have to remember, we were not out pre-promoting prior to October 13, 2017. We just couldn’t do that. Now that we have an approval, we have a good solid sales force out there – they’re introducing themselves, introducing TransEnterix, certainly introducing Senhance.

We mentioned just this month, you know, we’ve run a front cover ad on General Surgery News – that’s going to get to 40,000 people. We’re already seeing a strong uptick in inbound interest. Not everyone knows about us yet. So I do know the desire to get more and more granularity on the pipeline. We want to give you that. And as we work through each quarter, I think, we’re going to be able to give you better and better feedback on that.

But we are really encouraged. Robotics is a hot area. People are excited about a system that offers some different features and different per procedure economics than they’ve had in the past and that’s generated a lot of interest.

Rick Wise

Thank you, Todd.

Todd Pope

Thank you.

Operator

And our next question is from the line of Jeffrey Cohen, from Ladenburg. Your line is now open.

Jeffrey Scott Cohen - Ladenburg Thalmann & Co. Inc., Research Division – MD of Equity Research

Hi Todd, Joe, how are you?

Todd Pope – TransEnterix, Inc. – CEO, President and Director

Hi Jeff.

Jeffrey Cohen

Hey, just a couple questions come to mind I wanted to talk about. So first, you made a reference to a mobile program, and I’m assuming it’s in addition to your current program in Research Triangle as well as Orlando. Could you talk about that a little bit?

Todd Pope

Sure. When we go to certain geographies, you pick a large city, we’re not only working with a handful of surgeons that are interested or even a hospital, we are working with the whole geography. So oftentimes, we will take the system, we’ll set it up in a centralized location in a larger city and we might involve four or five different hospitals anywhere from 25 to 40 surgeons that are interested, and oftentimes they’ll bring administrators.

We might be there for three or four days, and we’ll be able to bring people in, so they can really sit down on the system, really interact with it, ask questions, really get a feel of haptics. People are fascinated by haptics in a robotic system, they want to go and see what it feels like. They’re very interested in how they can actually control three robotic arms at once – it’s not able to be done today, and they like being able to demonstrate that. They love seeing, you know, the smaller instrumentation. So these mobile events, we’re able to take the system on the road and get a really good exposure to a much larger set of interested surgeons, staff and administrators, versus flying everyone to either North Carolina or Florida.

Jeffrey Cohen

Okay, got it. And then secondly, can you talk about manufacturing as far as scaling both for Senhance as well as instrumentation? And where is that being done? How is it going? How are you finding that, as far as a procedure-specific instrumentation? Also, I guess, coupled with that, Joe, as far as revenues, it sounds like you’ll be breaking out by three regions. Will that also include instrumentation in addition to Senhance, or Senhance alone for the time being?

Joe Slattery

Sure, Jeff. On the breakout of revenue, the first thing I’d say is, the instruments are sold together with the system on the upfront PO. So typically, it makes the most sense for us to provide that, you know, collectively.

As you know, our instruments, the vast majority of them are reusable, so the tail of instrument revenue tends to come, you know, more towards a year after the installation, it starts to become a routine flow. We also have a service component. We include a warranty, so we defer the first year of service as part of that initial PO and then recognize that over the year of the first warranty. And then we charge for service after the first year.

So at the scale we’re at today, we don’t see a lot of value in breaking out the revenue in our financials. But as the complexity grows and the scale grows, then we’ll make that change.

With respect to manufacturing, the Senhance is manufactured with a strong partner of ours in Italy. They’ve been, along the way, throughout the development of the program, they have an intimate knowledge of the platform. They’re a very good partner for us. You know with respect to instruments, most of our instruments are provided by world-class medical instrument manufacturers that make the same or similar instruments for other large-cap, med-tech device companies. So, we actually feel like we have a very strong supply chain to be able to deliver on whatever we need.

Jeffrey Cohen

Okay, perfect. Then finally, could you give us a little bit of additional color as far as hernia and gallbladder? I know obviously it’s not approved here for indications yet, but how are you finding that, that may in the future, kind of dovetail into your sales cycle as far hospitals and their surgeons? As far as departments and types of surgeons?

Todd Pope

Sure Jeff, a good question. We continue to bear the fruits of all of our labor last year with good clinical data coming out of our experience in Europe. We felt really good about our inguinal hernia and gallbladder data, and we filed that in the first quarter, and we’re excited about that.

What that does is, it puts, we say over 1.5 million procedures in our total available market when that’s approved. It’s almost close to two million. And what that does is, it allows some of these higher volume procedures to be done with the Senhance. What we’re seeing in Europe is, there’s been a reluctance on some people’s part to use a quote-unquote “robot” for some of these higher volume cases – they want to save them for the more complicated cases that may be carrying higher reimbursement.

But with gallbladder and hernia, there’s a lot of those done. When you can get your per-procedure economics with Senhance down close to laparoscopy, you’re not taking any more time in the OR; you’re not adding any more invasiveness to the procedure. You’re offering 5-, if not 3-millimeter instruments with Senhance. These procedures, which traditionally haven’t been thought of as robotic, are really starting to gain some attraction in Europe.

So we think as we learn from that, having that indication expansion here in the U.S. is going to give us a unique offering to go after some of these high volume cases that almost every hospital with busy ORs do on a week-in and week-out basis. So we’re really excited about it. I think it’s a nice addition when we get that approval.

Jeffrey Cohen

Okay, got it, perfect. Thanks for taking my questions.

Todd Pope

Thanks, Jeff.

Operator

Thank you, and that concludes our Q&A session for today. I would now like to turn the call back to Mr. Pope for closing remarks.

Todd Pope

Thank you, Operator, and thanks, again, for all of you for joining us today. We certainly look forward to updating you on our next quarterly call. Good day.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program and you may all disconnect. Everyone, have a great day.